Exhibit 99.B(h)(4)

SCHEDULE C
TO THE
 ADMINISTRATION AGREEMENT
 BETWEEN
NEW COVENANT FUNDS
AND
SEI INVESTMENTS GLOBAL FUNDS SERVICES

DATED AS OF FEBRUARY 22, 2012

AS AMENDED JANUARY 1, 2017

Portfolios:                                                    This Agreement shall apply with respect to all portfolios of the Trust, either now existing or in the future created. The following is a listing of the current portfolios of the Trust (each, a “Fund” and collectively, the “Funds”):

New Covenant Growth Fund

New Covenant Income Fund

New Covenant Balanced Growth Fund

New Covenant Balanced Income Fund

Fees:                                                                                Pursuant to Article 5, the Trust shall pay the Administrator the following fees, at the annual rate set forth below calculated based upon the average daily net assets of each Fund:

New Covenant Growth Fund:

[REDACTED]

New Covenant Income Fund:

[REDACTED]

New Covenant Balanced Growth and New Covenant Balanced Income Funds:

[REDACTED]

New Covenant Funds		SEI Investments Global Funds Services

By:	/s/ Stephen G. MacRae	By:	/s/ Stephen G. Meyer

Name:	Stephen G. MacRae	Name:	Stephen G. Meyer

Title:	Vice President	Title:	CEO & President

[END OF SCHEDULE C]